UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2009

Yahoo! Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28018	77-0398689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

(408) 349-3300

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced by Yahoo! Inc. (the “Company”) on February 26, 2009, Blake Jorgensen, Chief Financial Officer of the Company, will be leaving the Company after a transition period, and the Company has initiated a search for a new Chief Financial Officer. On May 21, 2009, the Company entered into an agreement with Mr. Jorgensen (the “Separation Agreement”) providing for his resignation as Chief Financial Officer, effective as of June 30, 2009 or such other date between July 1, 2009 and September 1, 2009 as mutually agreed to by the Company and Mr. Jorgensen (the “Separation Date”).

Under the Separation Agreement and subject to certain terms and conditions set forth therein, the Company and Mr. Jorgensen have agreed to, among other items, the following:

•	Mr. Jorgensen will continue to provide services, including transition services, until the Separation Date.

•

The Company will pay Mr. Jorgensen a lump sum severance payment of $1.8 million (the “Severance Payment”). Mr. Jorgensen is also entitled to continued Company-paid medical coverage for up to twelve months following the Separation Date.

•

Mr. Jorgensen’s right to receive the Severance Payment is subject to his compliance with certain confidentiality, proprietary information and other covenants in favor of the Company. In addition, the Separation Agreement includes Mr. Jorgensen’s general release of claims against the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YAHOO! INC.
(Registrant)

Date:	May 22, 2009	By:	/s/ Michael J. Callahan
Michael J. Callahan
Executive Vice President, General Counsel and Secretary

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